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[COOLEY GODWARD LLP LETTERHEAD]

August 8, 1997

Coinstar, Inc.
13231 SE 36th Street, Suite 200
Bellevue, WA  98006

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Coinstar, Inc. (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the "Prospectus") with respect to the offering of 13% Senior Discount Notes Due October 1, 2006 (the "New Notes") in exchange for the Company's 13% Senior Discount Notes Due October 1, 2006 currently outstanding (the "Old Notes"). The Old Notes and the New Notes are collectively referred to hereinafter as the "Notes."

In connection with this opinion, we have reviewed the form of Notes, the Indenture, the Registration Statement and Prospectus and the originals or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution, delivery and binding effect of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. With respect to the opinion expressed below, we have assumed that the Old Notes have been, and the New Notes will be, duly authenticated and delivered by the Trustee.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. With your permission, we have assumed that the laws of the State of New York are the same in all material respects as the laws of the State of California.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the New Notes, when issued in accordance with the Registration Statement and related Prospectus, will be duly authorized, executed and delivered and are valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

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August 8, 1997
Page Two

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:/s/  MARK P. TANOURY
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        Mark P. Tanoury